Exhibit 10.18

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

AGREEMENT # 123013-1

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (the “Agreement”) is made by and between ThermoGenesis Corp., a Delaware corporation, having an address at 2711 Citrus Road, Rancho Cordova, CA 95742 (“Thermo”) and Cbr Systems, Inc., a Delaware corporation, having an address at 1200 Bayhill Drive, 3rd Floor, San Bruno, CA 94066 (“CBR”).  This Agreement is effective as of December 31, 2013 (the “Effective Date”).

RECITALS

A.
Thermo manufactures and sells the Auto Xpress (AXP) System (“AXP System”), which automates the volume reduction process for cord blood. The AXP System consists of a battery-operated device (“AXP Device”), a disposable processing set that has integrated sampling segments, and GMP-compliant software (XpressTRAK).

B.	The Parties desire to enter into an agreement relating to the purchase by CBR of the AXP System from Thermo.

Considering the above the Parties have entered into the following agreement.

1.	Definitions

The following terms shall whenever used in this agreement have the meaning defined below.

1.1
“Affiliate” means, with respect to a signatory to this Agreement, any corporation, partnership, or other business entity controlled by, or controlling, or under common control with such signatory, with “control” meaning direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock or interest of such corporation, partnership, or other business entity, or such other relationship as, in fact, constitutes actual control.

1.2
“AXP Operator & Maintenance Manual” means the operators manual provided by Thermo as part of the AXP System which shall include written routine maintenance procedures and the recommended maintenance schedule to be carried out by CBR.

1.3	“Business Day” means a day which is not a public holiday in the United States of America.

1.4	“Confidential Information” has the meaning set forth in Section 15.1.

1.5	“Delivery Location” means CBR’s designated delivery address in North America.

1.6	“Disposable” means the Product with p/n 8-5101, as set forth in Appendix 2.

1.7	“Field of Use” means the practice of stem cell isolation and collection from umbilical cord blood.

1.8	“Initial Term” has the meaning set forth in Section 19.1.

1.9
“Intellectual Property Rights” means all (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs), mask works and rights in data and databases, (d) trade secrets, know-how and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection provided by applicable law, regulations or rules in any jurisdiction throughout the world.

1.10
“Joint Operating Committee” or “JOC” means a working group of at least two (2) individuals from each party.  The JOC is responsible for the oversight of deliverables, mitigation of non-conformances, and the escalations of disputes and opportunities, as appropriate.

1.11
“Products” means the various products and components comprising the AXP System and the Processing Sets that meet their applicable Specifications.  The descriptions and P/Ns for the Products, as of the Effective Date, are specified in Appendices 2 and 3, as amended from time to time by written mutual agreement of the parties to reflect changes during the term in those descriptions and P/Ns.

1.12
“Reduction” means the methodical reduction and balancing of the existing excess inventory of Disposables, presently in storage at locations controlled separately by GE Healthcare, CBR and Thermo, pursuant to the plan and parameters further set forth herein.

1.13	“Renewal Term” has the meaning set forth in Section 19.1.

1.14	“Specifications” means the specifications for each Product, as provided by Thermo to CBR and as set forth on the attached Appendix 5 and as updated and communicated by Thermo to CBR.

1.15	“Term” has the meaning set forth in Section 19.1.

2.	Sale and Purchase; Repair Service

2.1
Sale and Purchase.  Thermo agrees to sell and deliver Products to CBR and CBR agrees to take delivery of and pay for the Products delivered, according to the terms and conditions set forth in this Agreement and CBR’s orders hereunder.  CBR will purchase all Products from Thermo unless and until the Escrow is triggered.

2.2	Maintenance Service.

a) General.  During the term of this Agreement, CBR or its Affiliates shall follow the daily maintenance and periodic performance requirements and recommendations for the AXP System as set forth in Chapter 8 of the Maintenance section of the AXP System Operator & Maintenance Manual.  Thermo will not provide routine or otherwise preventative service for the device other than as set forth in the applicable warranty, or as provided in Section 2.2 (c) below.

b) Maintenance.  Maintenance shall consist of routine and regular activities detailed in the AXP System Operator & Maintenance Manual. Maintenance activities shall be performed by CBR or its Affiliates on the AXP System in accordance with  pre-determined schedules, independent of any failures, defects or other problems with the AXP System, for the purpose of maintaining the AXP System in good working order.

c) Post-Warranty Device Repair Service.  Thermo and CBR acknowledge that the warranty period has expired for all of the AXP Devices operated by CBR as of the Effective Date.    Upon expiry of the warranty period for the AXP Devices as per Section 13, Thermo shall offer to CBR  device repair services under a separate service contract, which is attached hereto as Exhibit 1 and herein incorporated by reference (“Service Agreement”).  Failure by CBR to pay device repair service fees under the Service Agreement may, at the option of Thermo by written notice to CBR, result in the termination of the Service Agreement and the Quality Agreement, but is not a breach of this Agreement by CBR.

3.	Price, Purchasing, Currency and Payment

3.1
Purchase Price Disposables.  The price for Disposables ordered pursuant to this Agreement shall be as set forth in Appendix 2, however, during the Reduction, the unit price for each Disposable shall be held at the preferred price of [*] per unit ([*] per box of 24), provided that CBR purchases [*]per quarter during the Reduction Period as set forth in Appendix 1.  The price charged for each calendar year thereafter shall be based upon the forecast provided by CBR for that calendar year.  The price includes all packaging, transportation costs to the Delivery Location, insurance, customs duties and fees, and applicable excise taxes. All sales and use taxes, if any, shall be the sole responsibility of CBR.

3.2
Purchase Price Other Products.  Pricing for Products other than Disposables shall be as listed in Appendix 3.  The price includes all packaging, transportation costs to the Delivery Location, insurance, customs duties and fees, and applicable excise taxes. All sales and use taxes, if any, shall be the sole responsibility of CBR.

3.3
Price Guarantee.  Thermo shall not at any time during the Term of this Agreement sell [*] in United States and Canada cord blood bank sector (family banks and public banks) [*] pursuant to this Agreement.  If Thermo charges such different buyer a lower price for a Product, Thermo must immediately apply the lower price for the Products under this Agreement.

3.4
Payment Terms.  Thermo shall invoice CBR for Products upon shipment. Payment of the purchase price for Products or the fee for maintenance services shall be made within sixty (60) days of the date of the relevant invoice, unless otherwise agreed in writing or disputed in good faith.  Except for invoices which CBR has successfully disputed, Thermo shall be entitled to interest on late payments from the date on which payment was due. The rate of interest shall be twelve percent (12%) per annum.

3.5
Invoice Disputes.  CBR shall notify Thermo in writing of any dispute with any invoice (along with a reasonably detailed description of the dispute) within thirty (30) days from CBR's receipt of such invoice. Invoices for which no such timely notification is received shall be deemed accepted by CBR as true and correct and CBR shall pay all amounts due under such invoices within the period set forth in Section 3.4. The parties shall seek to resolve all such disputes expeditiously and in good faith. Notwithstanding anything to the contrary, each Party shall continue performing its obligations under the Agreement during any such dispute, including, without limitation, payment by CBR of all undisputed amounts.

3.6
Purchase Commitment.  CBR commits to purchase, and Thermo agrees to sell to CBR, [*] units of Disposables for shipment on or before December 31, 2013.  Thereafter, CBR will purchase and Thermo will supply Disposables per CBR’s rolling forecast and in accordance with Appendix 1.  In the quarter preceding the first calendar year post Reduction and each Renewal Term thereafter, the JOC will establish an updated annual minimum purchase volume for such term based on CBR’s anticipated consumption of Disposables during such term.

3.7
Annual Reconciliation.  After the completion of the Reduction, within thirty (30) days after the end of each calendar year, the JOC will calculate the actual quantity purchased by CBR, as confirmed by actual binding orders placed for delivery in that year by CBR and shipped by Thermo. The annualized amounts will be referenced to the tiered pricing in Appendix 2 and, if necessary, reconciliation of the appropriate pricing tier shall be applied to the actual unit volume purchased by CBR.  Any refund to CBR by Thermo or amounts owed to Thermo by CBR shall be thereafter conveyed within thirty (30) days of the calculations.

4.	Forecasts

4.1
Rolling Forecast.  CBR shall provide to Thermo a rolling quarterly consumption forecast of Disposables covering a twelve (12) month period.  Such rolling forecast shall be due from CBR to Thermo two (2) weeks prior to the start of the relevant quarter.

4.2
Binding Forecast. The first two quarters’ forecast shall be binding on CBR and Thermo; the third quarter’s forecast shall be binding within [*] of the quantity reflected in the forecast as the then-current second quarter forecast expires and the third quarter forecast matures into the new and binding second quarter forecast. Forecasts for the fourth quarter may be changed with written notice from CBR to Thermo.

4.3	Volume Minimums. Notwithstanding the provisions of this section, the unit volume minimums of Appendix 1 shall apply during the Reduction Period as further set forth in Section 3.6 above.

4.4
Reports. Within fifteen (15) days after the conclusion of each calendar quarter, CBR will provide Thermo the following data regarding the just-ended quarter: (i) quarter beginning quantity of Disposables in CBR inventory, (ii) the quantity of Disposables purchased by CBR during the quarter, and (iii) the quarter ending quantity of Disposables held in CBR inventory.

5.	Order

5.1
Procedure.  All orders for Products shall be by means of a signed written purchase order which shall be submitted to Thermo at Thermo’s address for notice purposes as set forth herein, and shall request a delivery date. Orders may be placed by telephone, facsimile transmission or, email; provided, that the corresponding signed confirming purchase order is received by Thermo within ten (10) days after such order. Thermo shall notify CBR in writing within a reasonable time from submission of the purchase order of any rejected order.

5.2
Order requirements.  CBR will place a single purchase order for the quantities for the bound quarter on the first Monday of that bound quarter. Release dates for each monthly quantity will be finalized by the parties within three (3) days of receipt of the quarterly purchase order by Thermo.  All monthly release dates for the bound quarter shall be within that same quarter.

5.3
Disposables. In any quarter, CBR will each month order and take delivery of a monthly quantity of Disposables approximating [*], but not less than [*], of the total quarterly unit volume under the binding forecast for such quarter. The foregoing provision shall not limit the binding purchase obligation with respect to any quarter.  CBR’s monthly order quantity for Disposables shall be in multiples of sixteen (16) cases (384 units) and Thermo will fill CBR orders for Disposables with single lot quantities of no less than sixteen (16) cases.

5.4
Maximum Order. After the Reduction is complete, CBR shall not purchase in excess of [*] of its quarterly Disposable consumption in any one quarter without advance discussion with the JOC and the written consent of Thermo.

5.5
Order Priority. CBR’s binding purchase orders of Product [*] so long as such purchase orders are timely delivered, and the amounts were included for a period of no less than two (2) quarters in the rolling forecast provided by CBR.

5.6
General terms and conditions.  Any orders placed under this Agreement shall be solely governed by the terms and conditions of this Agreement. No general terms and conditions of either party referred to in purchase orders, order confirmations, invoices or elsewhere shall apply, unless expressly agreed in writing by both parties.

6.	Terms of Delivery

6.1
Delivery terms.  Thermo will select method of shipment.  Any term of delivery shall be construed according to the 2010 INCOTERMS. The delivery shall be CIP CBR’s Delivery Location. Shipments will originate from a location in the United States of America, and be pre-landed and/or cleared before being shipped to CBR.

6.2
Delivery time.  Upon receiving written orders from CBR, Thermo shall without undue delay process the orders and deliver the ordered quantities of the Products by the delivery date determined pursuant to Section 5.2 above. Delivery completed within +/- three (3) business days of the delivery date shall be deemed delivery by the agreed-upon date. Thermo shall without undue delay confirm in writing its ability to deliver the quantities of Products set forth in the order on the delivery dates specified in the order.

6.3	Licenses. Where delivery of any Product requires an export license or other authorization before shipment, Thermo shall be responsible for obtaining all such requisite licenses and authorizations.

6.4
Consequences of Delay.  Thermo shall use all commercial reasonable efforts to minimize the consequences of any delay in the delivery of the Products.  For clarity, this Section 6.4 does not qualify, modify or limit Thermo’s obligations under the other provisions of this Agreement.

7.	Packaging

The prices refer to the Products packaged in standard containers provided by Thermo, as defined in the Specifications.

8.	Quality

8.1
Quality Systems.  Thermo must, and must require all manufacturers and sub-manufacturers involved in the manufacture of the Products to, comply with ISO 13485 or corresponding quality system.  In addition, Thermo must maintain 510(k) clearance of the AXP System and adhere to all applicable FDA regulations.

8.2
Inspection and Audit Rights. Thermo hereby grants to CBR or a third party acting on CBR's behalf access, during normal working hours and upon reasonable advance notice to Thermo's premises (including Thermo's manufacturing operations used in production of the Products) and all pertinent documents and other information, related to quality systems, whether stored in tangible or intangible form, including any books, records and accounts, in any way related to Thermo's performance under this Agreement for the purpose of auditing Thermo against its quality system and as a critical supplier to CBR.  Thermo agrees to reasonably cooperate with CBR in connection with any such audit or inspections. Any such audit or inspection shall be at CBR’s sole cost and expense.

8.3	Additional Provisions. Thermo and CBR agree to the terms and provisions of the Quality Agreement which is incorporated herein by reference. The Quality Agreement is attached hereto as Exhibit 3.

9.	Inventory Reduction

9.1
Reduction. The Parties will jointly cooperate to implement the Reduction. The Reduction will be undertaken in accordance with the planned unit volume purchase rate by CBR and planned safety stock build up by Thermo.  The Parties intend that they will attain an inventory balance of [*] safety stock by the end of calendar year 2014.  By the end of calendar year 2015, the Parties intend that warehousing of the safety stock inventory will be [*] between Thermo and CBR. By calendar year end 2016, the Parties intend that the volume equivalent of [*] inventory will be held by CBR and [*] will be held by Thermo.  Appendix 4 provides an illustrative example. Such schedule shall be reviewed by the JOC on an annual basis and adjusted to accommodate increases in CBR consumption.

10.	Supply Security

10.1
Information.  Thermo shall inform CBR within seven (7) days of CBR’s placement of any purchase order, or as soon as otherwise known by Thermo, of any reasonably foreseeable shortage or any other circumstances of which it becomes aware that may impact its ability to supply the Products to CBR.

10.2
Thermo Safety Stock.  After the Reduction is complete, Thermo will maintain a safety stock of Disposables equivalent to [*] of CBR Disposables consumption based on the lesser of (i) the preceding quarter’s actual consumption of Disposables or (ii) the binding first quarter forecast as provided by CBR.  Thermo shall have ninety (90) days to adjust the absolute unit quantity of Thermo safety stock after receiving a new forecast from CBR.  For purposes of calculating Thermo safety stock, that quantity of Disposables in transit to Thermo from the manufacturer may be included in the count as Thermo safety stock.

10.3	CBR Safety Stock. After the Reduction is complete, CBR shall maintain in its warehouse [*] of safety stock calculated as set forth in Section 10.2, above.

10.4
Rotation and Fulfillment.  Thermo shall fill CBR’s orders for Disposables hereunder by drawing down, on a FIFO basis, the safety stock of finished goods inventory maintained pursuant to Section 10.2 and using the Disposables ordered by CBR to replenish the same sufficient to satisfy the foregoing inventory requirement going forward.

At termination.  If CBR provides termination notice pursuant to section 19.1 or 19.2(a) Thermo shall not be required to maintain safety stock and may fulfill orders from any accumulated inventory of safety stock.  For the avoidance of doubt, this Section does not relieve Thermo of its obligation under section 19.3.

11.	Disposables Credit Balance

11.1
General.  CBR has a credit balance of Disposables, to be provided at no cost, at any given time as a result of Thermo providing replacements for non-conforming Disposables.   Through the JOC, the Parties will determine a schedule to integrate these replacement Disposables into the annual consumption rate of CBR.

11.2
Accounting. For purposes of calculating the actual unit volume purchased by CBR in an annual period for determining the appropriate tiered pricing in Appendix 2, such calculation shall take into consideration as an offset that quantity of replacement Disposables applied in the relevant annual period.  The Parties desire that the existing quantity of replacement Disposables be (1) incremental to that quantity of Disposables purchased by CBR in Calendar Year 2016, (2) not apply to CBR’s minimum purchase commitment, and (3) be applied evenly across four quarters.

12.	Restricted Use

12.1
Limitations on Use.  The Equipment and Disposables are supplied to CBR solely for use in the Field of Use.  The right of CBR to use the Equipment and Disposables is further subject to CBR’s ongoing compliance with the provisions of the AXP Operator Manual.

12.2
Regulatory Requirements.  CBR is solely liable to ensure compliance with any regulatory requirements related to CBR’s use of Products.  Thermo remains responsible for ensuring regulatory compliance with respect to the manufacture, supply, storage, shipment and release of Products and the use thereof both (a) within the Field of Use in accordance with the AXP Operator’s Manual and (b) in compliance with any FDA regulations governing the Products, as such may be revised or amended from time to time.  Thermo agrees to cooperate with CBR in providing any information necessary for regulatory requirements.

13.	Warranty

13.1
Warranty.  Thermo warrants that the Disposables, including Disposables currently in CBR’s inventory that were purchased by CBR from GE healthcare, will meet the Specifications at the time of delivery and until their expiration date. Thermo warrants that all other Products will meet the Specifications at the time of delivery and for twelve (12) months thereafter, as set forth in the warranty attached as Appendix 7.  In the event of a conflict between this Agreement, the Quality Agreement, and the warranty in Appendix 7, the following shall control:  first this Agreement, then the Quality Agreement, and last the warranty in Appendix 7.

13.2	Remedies.

a) For Disposables.  The remedies for any breach of warranty are set forth in the Quality Agreement, attached hereto as Exhibit 3. In the event of a conflict between the warranty for Disposables in the warranty attached as Appendix 7 and the Quality Agreement, the Quality Agreement controls.

b) Non-Disposable Products. The remedies for the failure of any non-Disposable Product is as set forth in the warranty attached as Appendix 7

14.	Export Control

14.1
CBR will purchase Products only for its own use and will not sell or attempt to sell the Products to third parties.  With the exception of CBR’s Affiliates, CBR will not export products without prior written approval from Thermo.

14.2
CBR undertakes not to re-export the Products covered by this Agreement without the requisite export license from relevant body of the United Nations or other similar international organization, the United States Government, the country of origin or the original country of export. The requirement to obtain a license may vary depending on the country of destination, the end user, the end use and other factors.  Upon request from Thermo, CBR shall furnish Thermo with copies of all documents relating to such re-export.

15.	Confidentiality

15.1
Confidentiality.  Each party acknowledges that, in the course of performing its duties and obligations under this Agreement, certain information that is confidential or proprietary to such party (“Confidential Information”) will be furnished by the other party or such other party’s representatives.  Confidential Information includes information relating to the disclosing party’s business, including, without limitation, customer and healthcare professional information, personnel information, product designs, product plans, data, software and technology, financial information, marketing plans, business opportunities, proposed terms, pricing information, discounts, inventions and know-how that either (a) is designated as confidential by the disclosing party at the time of disclosure; or (b) would reasonably be understood, given the nature of the information or the circumstances surrounding its disclosure, to be confidential.  Each party agrees that any Confidential Information furnished by the other party or such other party’s representatives will not be used by it or its representatives except in connection with, and for the purposes of, the promotion, marketing, distribution and sale of Product(s) and parts under this Agreement and, except as provided herein, will not be disclosed by it or its representatives without the prior written consent of the other party.

15.2
Exceptions.  The confidentiality obligations of each party under  Section 15.1 do not extend to any Confidential Information furnished by the other party or such other party’s representatives that (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its representatives, (ii) was available to such party or its representatives on a non-confidential basis prior to its disclosure thereto by the other party or such other party’s representatives, (iii) was independently developed without the use of the other party’s Confidential Information by representatives of such party who did not have access to the other party’s Confidential Information, as established by contemporaneous written records, or (iv) becomes available to such party or its representatives on an non-confidential basis from a source other than the other party or such other party’s representatives; provided, however, that such source is not bound by a confidentiality agreement with the other party or such other party's representatives.

15.3
Compelled Disclosure.  In the event that either party or its representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential Information furnished by the other party or such other party’s representatives or the fact that such Confidential Information has been made available to it, such party agrees that it or its representatives, as the case may be, will provide the other party with prompt written notice of such request(s) so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with the provisions of this Agreement, such party agrees that it will furnish only that portion of such Confidential Information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such Confidential Information and other information being disclosed.

15.4
Ownership of Confidential Information.  The party disclosing or otherwise furnishing Confidential Information to the other party will retain the exclusive ownership of all right, title and interest in and to such Confidential Information.

15.5	Survival. The obligations of the parties under this Section 15 shall survive the expiration or earlier termination of this Agreement for a period of five (5) years.

16.	Intellectual Property

16.1
License Grant.  Thermo hereby grants to CBR a non-exclusive, worldwide, royalty-free, fully paid up, and perpetual license to use the Products and all Thermo Intellectual Property for the limited purpose of using the Products for the automated volume reduction of cord blood for the purpose of making cell concentrates during the Term.

16.2
Restrictions.  Except as otherwise set forth in this Agreement or the Escrow Agreement, Thermo retains all ownership of its Intellectual Property, and CBR will not (a) modify, alter, amend, fix, translate, enhance or otherwise create derivative works of the Products; (b) reverse engineer, disassemble, decompile, or decode the Products, including the software incorporated therein; (c) attempt to derive or gain access to the source code of the software incorporated into the Products, except as and only to the extent this restriction is prohibited by law; or (d) remove, delete or alter any trademarks, copyright notices or other Intellectual Property rights notices of Thermo or its licensors from the Products.

16.3
Advertisements.  Notwithstanding the foregoing or paragraph 21.9, CBR shall have the right to inform the public regarding the Products in advertising materials and use Product logos and descriptions in such materials subject to compliance with Thermo’s use guidelines.

17.	Limitation of Liability and Indemnification

17.1
Limitation.  Save for any liability under Section 13 and Section 17.3, Thermo shall not be liable for any damage to property caused by the Product after it has been delivered and is in the possession of CBR. Nor shall Thermo be liable for any damage to products manufactured by CBR, or to products of which CBR’s products form a part.

17.2
Indirect loss.  EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 17.3 OR ELSEWHERE IN THIS AGREEMENT, THERE SHALL BE NO LIABILITY FOR EITHER PARTY TOWARDS THE OTHER PARTY FOR LOSS OF PRODUCTION, LOSS OF PROFIT, LOSS OF USE, LOSS OF CONTRACTS OR FOR ANY CONSEQUENTIAL, ECONOMIC OR INDIRECT LOSS WHATSOEVER, REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY.

17.3	Indemnification.

a) CBR shall indemnify and hold Thermo harmless from and against any and all liability damage, loss, cost and/or expense (including without limitation reasonable attorney’s fees) which arise or result from third party claims in connection with the distribution, marketing or  use of CBR products that are processed using the Products, except to the extent such liabilities, damages, losses, costs or expenses are (i) a direct result from an act or omission of gross negligence or wilful misconduct on the part of Thermo or its employees or agents or (ii) proximately caused by either a Product’s failure to conform to its Specifications (regardless of when that failure occurs) or the normal use of the Products in accordance, where applicable, with the AXP Operator’s manual.

b) Thermo shall indemnify and hold CBR harmless from and against any and all liability damage, loss, cost and/or expense (including without limitation reasonable attorney’s fees) which arise or result from third party claims in connection with an act or omission of gross negligence or wilful misconduct on the part of Thermo or its employees or agents.  Thermo shall also indemnify, defend and hold harmless CBR from and against any third party claim that any ordinary use of the Product infringes a claim for copyright, trademark, trade secret or patent or, in each case, applications therefore in the United States. If any Product is, or in Thermo’s opinion is likely to be, held to be infringing, Thermo shall at its expense and option either (a) procure the right for CBR to continue using it, (b) replace it with a noninfringing equivalent, (c) modify it to make it non-infringing, or (d) direct the return of the Product and refund to CBR the fees paid for such Product.

c) To receive the foregoing indemnities, the party seeking indemnification must promptly notify the other party in writing of a claim or suit and provide reasonable cooperation (at the indemnifying party’s expense) and full authority for the indemnifying party to defend or settle the claim or suit.  The indemnifying party shall have no obligation to indemnify the indemnified party under any settlement made without the indemnifying party’s written consent.  The indemnifying party shall not agree to a settlement of any third party claim arising under this Section without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

18.	Representations and Warranties

Each party represents and warrants to the other party as follows:

a) it has the requisite rights, power and authority to enter into this Agreement and to perform according to its terms;

b) the officer signing this Agreement on behalf of it has authority to do so;

c) it is presently under no obligation to any third party which would prevent it from carrying out its duties and obligations under this Agreement or which is inconsistent with the provisions contained in this Agreement; and

d) it will cause its employees and agents to comply with all laws, regulations and standards applicable to the performance of its obligations under this Agreement.

19.	Term and Termination

19.1
Term.  The term of this Agreement shall begin on the Effective Date and continue for a period of five (5) years (“Initial Term”) with automatic renewal terms of two (2) years (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless CBR gives notice of nonrenewal at least six (6) months prior to the end of the current Term.

19.2	Termination with cause.

a)           Either party may terminate this Agreement at any time upon written notice if the other party becomes the subject of a voluntary or involuntary petition of bankruptcy, insolvency, receivership, general assignment for the benefit of creditors, liquidation or the like;

b)           Thermo may terminate this Agreement for material monetary defaults by CBR not cured after thirty (30) days’ written notice; and CBR may terminate with at least thirty (30) days’ written notice if Thermo breaches any material provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Thermo within thirty (30) days after Thermo’s receipt of written notice of such breach, and

 c)           In the event of a Force Majeure affecting Thermo’s performance under this Agreement for more than ninety (90) days CBR may terminate with at least ninety (90) days’ written notice, provided that the Force Majeure event is not ended by the end of the 90-day notice period.  For the avoidance of doubt, CBR can give notice immediately to terminate at any time after being informed of the Force Majeure event under Section 22.5

19.3
Orders upon termination.  Upon notice of termination Thermo shall fulfill and deliver orders for the Products in line with the binding part of the Rolling Forecast and placed by CBR prior to the date of such notice. Any further orders shall be subject to mutual agreement.

20.	Escrow

20.1	On the Effective Date, the parties executed the Fourth Amended and Restated Technology License and Escrow Agreement, which is herein incorporated by reference and attached as Exhibit 2.

21.	Joint Operating Committee

21.1
Upon the Effective Date, Thermo and CBR shall establish a JOC.  The JOC shall be comprised of 2 members appointed by Thermo and 2 members appointed by CBR.  The JOC shall have the duties and responsibilities set forth in this Section.

21.2
The JOC shall discuss and work to reach consensus on the management and administration of the responsibilities and obligations of the Parties under the Agreement.  If the JOC is unable to reach consensus on a matter, the issue shall be resolved by the next senior-most executives of the Parties not otherwise on the JOC.  If such senior executives cannot reach consensus and resolution, the Parties shall continue to comply with the express terms of the Agreement, and each Party shall have the right to decide how to proceed within each Party’s respective area of responsibility.

21.3
The JOC will meet no less than four (4) times a year two (2) times face-to-face and two (2) times via video conferencing to review, among other things, sales performance, progress on sales metrics, the operating plan and budget, on hand inventory levels, customer usage information, and make such adjustments and changes as are agreed to by the Parties.

22.	Miscellaneous

22.1
Assignment.  Neither party may transfer or assign any rights or obligations under this Agreement, however each of the parties shall have the right to transfer or assign its rights and obligations to an Affiliate, and to a third party acquirer of all or substantially all of the assets of the business to which this agreement pertains.  Additionally, this Agreement may be assigned in the case of any reorganization or reincorporation of either party.

22.2	Modifications. No provision of this Agreement may be amended, modified or otherwise changed, other than by an instrument in writing duly executed on behalf of the Parties to this Agreement.

22.3
Entire agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties hereto with respect to the subject matter hereof and no party shall be liable or bound to the other in any other manner, except as set forth herein. If and to the extent there are inconsistencies between the provisions in this document and the Schedules, the provisions in this document shall prevail.

22.4
Severability.  If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court or agency of competent jurisdiction, that provision shall be severed or shall be modified by the Parties so as to be legally enforceable (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the Parties) and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

22.5
Force Majeure.  No party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected party's reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; and (g) national or regional emergency. The party suffering a Force Majeure Event shall give notice to the other party within three (3) days of the Event, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

22.6
Waiver.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

22.7
Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22.8
Notices.  Forecasts, orders and other communication in the ordinary course of business shall be submitted to the contact persons set forth in Appendix 6. Any legal notices shall be in writing and shall be deemed to have been given if delivered personally or sent by mail or facsimile to the addresses/facsimile numbers as follows:

If to Thermo:	If to CBR:
ThermoGenesis Corp.	CBR Systems, Inc.
Attn: Matthew Plavan	Attn: Michael Johnson
2711 Citrus Road	1200 Bayhill Drive, Suite #301
Rancho Cordova, CA 95742	San Bruno, California 94066

All such notices shall be deemed to have been given on the date personally delivered or, if sent by mail, 3 days after deposit with the U.S. Postal Service, return receipt requested, or, if sent by fax, on the date of transmission.

22.9
Announcement.  The Parties agree to consult with each other before issuing any press release or making any public statement, either in writing or verbally, with respect to this Agreement or any other transaction contemplated herein and, except as may be required to make any regulatory filing or by applicable law or regulation or any listing agreement with any national securities exchange, shall not issue any such press release or make any such public statement prior to providing the press release to the other party and obtaining the written consent of the other party, provided that the request shall be deemed approved in the event that the other party does not reply to a request within five (5) days.  Any scientific publication referencing Thermo or the Products must be provided to Thermo by CBR at least thirty (30) days prior to release.  Once any public disclosure is approved for disclosure by either party as provided in this Section, the other party may make subsequent or repeated public disclosures (orally or in writing) of the contents thereof without the further approval of the other party.

22.10
Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA. The United Nations Convention on the International Sale of Goods is hereby excluded.

22.11
Disputes.  Any dispute in connection with this Agreement shall be finally settled by arbitration in San Mateo County, USA, in accordance under the rules of Judicial Arbitration and Mediation Services (JAMS).

This Agreement has been executed in two (2) original counterparts, of which the parties have taken one each.

Signed for and on behalf of:	Signed for and on behalf of:
THERMOGENESIS CORP.	CBR SYSTEMS, INC.
Signature /s/ Dan T. Bessey	Signature /s/ Geoffrey Crouse
Name (capitals) DAN T BESSEY	Name (capitals) GEOFFREY CROUSE
Title: Chief Financial Officer	Title: Chief Executive Officer

Appendix 1:

CBR MINIMUM PURCHASE VOLUMES:

Calendar Year	CY14Q1	CY14Q2	CY14Q3	CY14Q4	CY15Q1 to End of Reduction	After Reduction
TG Fiscal Year	FY14Q3	FY14Q4	FY15Q1	FY15Q2	FY15Q3 to End of Reduction	After Reduction
Boxes of 24 p/n 8-5101	[*]	[*]	[*]	[*]	[*]	Per Section 3.6
Individual Units (for reference)	[*]	[*]	[*]	[*]	[*]	Per Section 3.6

Appendix 2:
DISPOSABLE BAG SET PRODUCT AND PRICING

TG Part Number	Old Part Number	Description	Unit	CBR Price
8-5101	28-4044-64	Processing Set / Disposable Product, Box of 24 multi-bag disposable processing sets	Ea	Per schedule, below

Prices effective after Reduction is complete:
Tier	Unit Quantity	Unit Price (ea)	Per Box Price (24) Extended Price
1	0 - [*]	$[*]	$[*]
2	[*] – [*]	$[*]	$[*]
3	[*] – [*]	$[*]	$[*]
4	[*] -[*]	$[*]	$[*]
5	[*] – [*]	$[*]	$[*]
6	>[*]	$[*]	$[*]

Appendix 3:
NON-DISPOSABLE PRODUCTS & PRICING

TG Part Number	Old Part Number	Description	Unit	CBR Price
8-5100	28-4044-63	AXP Start-Up Kit comprising one (1) each of: • Counterweight • Wireless Bar Code Scanner • Device Stand • Weight Set • XpressTrak Software • Operators Manual • Component Retaining Clip	Ea	[*]
8-5103	28-4044-59	Main Docking Station	Ea	[*]
8-5107	28-4044-65	Satellite Docking Station	Ea	[*]
8-5102	28-4044-58	AXP Devices (incl. weight compensation cap)	Ea	[*]
7-00-186	N/A	Weight Compensation Cap	Ea	[*]
7-00-210	N/A	AXP Device Battery	Ea	[*]
8-5124	N/A	AXP Freezing Bag Label	Ea	[*]
8-5104	28-4044-60	Counterweight	Ea	[*]
8-5108	28-4044-66	Device Stand	Ea	[*]
8-5148	N/A	Component Retaining Clip Set	Ea	[*]
8-5114	28-4044-69	Oval Bucket Adaptors, Sorvall	Ea	[*]
8-5155	N/A	Oval Bucket Spacers, Sorvall	Ea	[*]
8-5120	28-4044-68	A/B/C Switch Box	Ea	[*]
8-5109	28-4044-62	Weight Set (QC, counterweights, and compensation weights)	Ea	[*]
8-5106	N/A	Wireless Barcode Scanner	Ea	[*]
8-5110	N/A	AXP QC Bag Sets (Box of 10)	Ea	[*]
7-00-213	N/A	XpressTRAK Software Upgrade Kit	Ea	[*]
TBD	N/A	AXP Annual Service	Per Device 1 yr	[*]
TBD	N/A	Docking Station Service	Per Device 1 yr	[*]

Appendix 4:
INVENTORY REDUCTION AND STABILIZATION PLAN EXAMPLE VOLUMES

Example CBR Purchases for the Remainder of Calendar Year 2013 and Calendar Year 2014

Effect of Purchases on Safety Stock (for illustration only; amounts are nonbinding)

Effect of Proposal on Safety Stock (for illustration only; amounts are nonbinding)
	CBR/GE	TG	Total	In years
12/31/13	[*]	[*]	[*]	~1.25 yrs
12/31/14	[*]	[*]	[*]	~1.0 yrs
12/31/15	[*]	[*]	[*]	~1.0 yrs
12/31/16	[*]	[*]	[*]	~1.0 yrs

Appendix 5

SPECIFICATIONS

The AutoXpress® Platform will consist of 4 major components:

•
AXP Device: the AXP Device will process blood and separate it into 3 components, each stored into an individual bag. The resulting components are 1) red blood cells (RBC); 2) buffy coat (include: WBC, platelet and nucleated reds cells); and 3) plasma.

[*]

•	Processing bag set: the single use processing bag set will be a disposable bag set that fits into the AXP device.

[*]

•	Docking Station: the Docking Station will charge the AXP device and allow for downloading processing information to the XpressTRAK software.

[*]

•
XpressTRAK software:  the XpressTRAK Software is an application software program that will capture processing data for each cord blood unit processed.  It assists the cord blood processing site with GMP compliance.

[*]

The following are general requirements that apply to the system described above:

•	Device shall obtain appropriate governmental approval so that it can be used in a blood processing lab.

Appendix 6

Omitted.

Appendix 7
WARRANTY

AXP® System Operator and Maintenance Manual, 37-00-101 [G]
1.	Introduction

All ThermoGenesis Corp products are covered by specific and limited warranties, as described in this chapter. For questions about Platform warranties, or if warranty repairs are needed, contact authorized distributor or ThermoGenesis Corp.

Technical Service Company: _______
Contact Name: __________________
Phone Number:__________________
Email: _________________________
Hours of Operation: ______________

ThermoGenesis Corp
2711 Citrus Road
Rancho Cordova, CA 95742 USA
Toll free: 1 (800) 783-8357 (U.S./Canada)
Telephone: 1 (916) 858-5100 (outside U.S./Canada)
Fax: 1 (916) 858-5199
Email: support@thermogenesis.com
www.thermogenesis.com

When calling for service or repairs, have available:
•	Detailed information about problem
•	Disposable lot number and expiration date
•	Service record
•	Serial numbers and date/place of purchase of device and docking station

Limited Warranty
ThermoGenesis Corp products are designed and manufactured to provide reliable, trouble-free performance when properly maintained and used according to operating instructions provided. Each unit is carefully inspected, tested and in good working order prior to shipping.

Warranty
ThermoGenesis Corp warrants to original purchaser that device and docking station will be free from defects in material or workmanship for one (1) year from date of shipment. ThermoGenesis also warrants that spare parts will be free from defects in material workmanship for a period of ninety (90) days, or maximum time required by applicable local law, from date of shipment of spare part. Equipment failure due to reasons other than manufacturing defects such as accident, misuse or failure to timely perform scheduled maintenance in accordance with maintenance schedule included with operating instructions for the unit is excluded from Warranty coverage. This Warranty covers cost of parts and labor needed to make Warranty repairs. ThermoGenesis reserves the right to replace any malfunctioning unit or part with a new or refurbished unit in lieu of repairing such unit.

This Warranty and Thermogenesis’ obligation to repair or replace defective parts is sole and exclusive remedy of purchaser. Under no circumstances shall ThermoGenesis be liable for consequential or economic damages that might arise from a defective part.

THERMOGENESIS WARRANTIES, AS SET FORTH HEREIN, ARE EXCLUSIVE AND ARE IN LIEU OF, AND PURCHASER HEREBY WAIVES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NON-INFRINGEMENT.

Limitations
Equipment or spare part malfunctions other than those caused by defects in materials or workmanship, including malfunctions caused by misuse, accident, or failure to perform scheduled maintenance, are excluded from coverage. Any alterations or modifications made to the unit (other than modifications or alterations made by ThermoGenesis) render warranty null and void. ThermoGenesis will not be responsible for any consequential or incidental damages resulting from equipment malfunction or loss of use of equipment.

Copyright
Copyright 2006, 2008, 2012, 2013 by ThermoGenesis Corp, All rights reserved

This manual is intended for use by operator of the AXP System. Permission is granted to owner to make one copy for record retention and internal personal use. This does not create a license to owner under any copyright, trademark, patent, or other intellectual property right of ThermoGenesis Corp For additional copies of this manual, contact ThermoGenesis Corp or equipment supplier.

Trademark Information
ThermoGenesis Corp proprietary trademarks are property of ThermoGenesis Corp and are protected under U.S. trademark laws and international treaties. ThermoGenesis, AXP, AutoXpress, XpressTRAK, XpressLINK, BioArchive and proprietary trademarks and service marks may not be used, except as provided by law, without prior written consent of ThermoGenesis Corp Companies own other brand trademarks and trade names mentioned in this manual.

Exhibit 1
AXP Device Repair Service Agreement

This AXP Device Repair Service Agreement (“Repair Agreement”) is entered into by and between Cbr Systems, Inc. (“CBR”) and ThermoGenesis Corp. (“Thermo”).  The parties are simultaneously executing the Sale and Purchase Agreement (the “Sale and Purchase Agreement”) in which Thermo undertakes to provide post-warranty repair service on certain equipment as set forth in this Repair Agreement.   This Repair Agreement is effective as of January 1, 2014 (the “Effective Date”).

1.	Scope of Coverage

1.1	Scope. Thermo agrees to remedy a failure or other defect in the Equipment (as defined below) due to any manufacturer’s defect in material or workmanship, or normal wear and tear.

1.2
Exclusions.  This Repair Agreement does not cover Equipment failure due to accident, fire, water, failure of electric power, misuse, abuse, negligence, vandalism, CBR’s failure to timely perform required, routine maintenance, in accordance with the AXP System Operator and Maintenance Manual, or CBR’s failure to operate the Equipment in accordance with the AXP System Operator  & Maintenance Manual, or other reasons reasonably deemed by Thermo not to be defects in material or workmanship, or normal wear and tear.

1.3
Thermo Discretion.  Thermo reserves the right to replace any malfunctioning part or Equipment with new or refurbished parts. Such refurbished parts shall meet any all technical specifications applicable to new parts.  Any replaced parts shall be the property of Thermo.

2.	Equipment

2.1
Equipment Defined.  “Equipment” means those AXP Devices, AXP Docking Stations, and AXP Satellite Docking Stations purchased or otherwise in use by CBR at any given time.  The Equipment at the time of the execution of this Agreement is listed on Appendix A, hereto.  In addition, AXP Devices, AXP Docking Stations, and AXP Satellite Docking Stations that are subsequently purchased or used by CBR are automatically included as Equipment upon the expiration of their warranty under the Sale and Purchase Agreement, and retired AXP Devices, AXP Docking Stations and AXP Satellite Docking Stations are automatically removed

2.2	Exclusions.
          a) Accessories:                      Weight compensation cap, counter weights, bucket adaptors, bucket spacers, and retaining clips
          b) Disposables:                      AXP bag sets, QC bag sets, labels and other one-time use items

3.	Cost of Services

3.1	Annual Cost. The annual cost for the services provided under this Repair Agreement are listed in Appendix 3 of the Sale and Purchase Agreement.

4.	Services Provided

4.1	General. Thermo is responsible for full functionality of the Equipment.

4.2	Provided Services.

a) Unlimited repair service for the AXP Systems including

(i)	Labor

(ii)	Spare parts

b) Unlimited Remote Activated Diagnostic (RAD) support

c) Twenty four (24) hour unlimited technical phone support for emergencies. Standard Service Hours are Thermo’s normal business hours from 8:00 a.m. to 5:00 p.m., Pacific Time.

d) Email support (during normal business hours)

e) Software and Firmware updates

4.3	Repair guidelines:

a.
CBR should contact the ThermoGenesis Customer Operations Department by using the Customer Portal on the ThermoGenesis web site: http://www.thermogenesis.com/users/login/, an example of the Portal user interface, Service Request page, and confirmation return email will be substantially in the form herein at Appendix B. Alternatively, a telephone call can be placed to Thermo by calling 916-858-5100 or an email sent to customerservice@thermogenesis.com whereby the same customer Sinformation is relayed to Thermo.  For emergency services outside of normal hours, CBR shall call the Thermo emergency technical support hotline at 916-549-6363 for support.

b.
By submitting a Service request CBR thereby authorizes Thermo to remotely access the Equipment for purposes of conducting diagnostic evaluation of the Equipment. Such authorization shall continue without interruption until the service matter is resolved and closed with the CBR

c.	CBR will provide the information to complete the online service request and further provide a reasonably detailed description of the requested service.

d.
Within six (6) hours of submission during normal business hours, Thermo will reply by email to the designated CBR email address with a serialized conformation receipt of the Service request, substantially similar to that as shown herein at Appendix B.

e.
Within twenty four (24) hours (Thermo business hours of 8:00 am to 5:00 pm Pacific Time Monday – Friday) of receiving a Service request, Thermo will begin the process of evaluation and resolution. In the event that the issue cannot be resolved on site, a Return Authorization (RA) will be issued for return of the equipment to Thermo for repairs.

4.4
Loaner Equipment.  Thermo will maintain a loaner pool of operational equipment [*] to be kept at Thermo. In the event that the number of functioning devices falls below critical level at CBR [*] or as agreed between CBR and Thermo) and upon request by CBR, Thermo will promptly send loaner equipment to CBR for their use until repaired equipment is returned. Upon return of repaired CBR equipment, loaner equipment will be returned to Thermo.

4.5
Shipping and Delivery.  The cost of shipping devices to and from Thermo’s designated location for repair will be borne by Thermo.  Thermo agrees to return a device within two (2) weeks of its receipt of the device for repair.  Any exception requires the approval of CBR.

4.6
Documentation.  Thermo will provide documentation indicating what work was performed and how the equipment was determined to be in good working order which, per past practice, includes a Complaint Closure Letter for repairs, and a Certificate of Conformance. Other requests for documentation will be assessed on a one-off basis and Thermo will use reasonable efforts to provide the requested additional information.

5.	Requests Outside the Scope of Coverage

5.1
Requests for Repair.  Repairs required on Equipment not covered under this service contract will be charged based on Time and Materials. Equipment will be shipped to the Thermo service center and, upon receipt, Thermo will evaluate and quote CBR for the cost of the repairs.  Thermo will only repair the equipment once quote is accepted and approved by CBR and a valid PO is received.

5.2	Labor Rate. Labor time is charged at a rate of $250/hour in minimum 0.5 hour increments

6.	Term and Termination

6.1	Term. This Repair Agreement is effective as of the Effective Date and remains in effect until otherwise terminated in accordance with Section 6.2.

6.2
Termination.  This Repair Agreement may be terminated by CBR with at least thirty (30) days’ written notice, unless it is being terminated simultaneously with the Sale and Purchase Agreement, in which case the termination shall coincide with the termination of the Sale and Purchase Agreement.  If CBR fails to actively maintain an annual AXP Device Repair Agreement coterminous with the term of the Purchase and Sale Agreement the Reliability/Failure Rates and remedies for breach of warranty as described in the Quality Agreement are null and void and the Quality Agreement is no longer in effect.  This Repair Agreement may be terminated by Thermo only for a material monetary default by CBR not cured after thirty (30) days’ written notice.

7.	Miscellaneous

7.1
The provisions of Section 22 of the Sale and Purchase Agreement are herein incorporated by reference.  In the event of a conflict between the terms of this Maintenance Agreement and the Sale and Purchase Agreement, the Sale and Purchase Agreement shall control.

Signed for and on behalf of:	Signed for and on behalf of:
THERMOGENESIS CORP.	CBR SYSTEMS, INC.
Signature: /s/ Dan T. Bessey	Signature: /s/ Geoffrey Crouse
Name: DAN T BESSEY	Name: GEOFFREY CROUSE
Title: Chief Financial Officer	Title: Chief Executive Officer

Appendix A to AXP Repair Service Agreement
[*]

Appendix B to AXP Repair Service Agreement

EXAMPLE Service Request and Confirmation Ticket

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-----Original Message [TEST Transmittal]-----
From: info@thermogenesis.com [mailto:info@thermogenesis.com]
Sent: Thursday, July 11, 2013 3:15 PM
To: ThermoGenesis Customer Support
Subject: ThermoGenesis Product Support Ticket

Name: Mr. John Researcher
Site ID: XXXX
Organization: Cbr Systems, Inc.
Phone Number: 800-XXX-XXXX
E-mail: Researcher, John; jresearcher@cbrsystems.com
Distributor: N/A
Country: USA

Ticket ID: 0043
Product:  AXP Device
Serial #: AX00XX
Issue: Hinge on door is cracked.

[Rest of page intentionally left blank]

Exhibit 2
FOURTH AMENDED AND RESTATED
TECHNOLOGY LICENSE AND ESCROW AGREEMENT

This Fourth Amended and Restated Technology License and Escrow Agreement (“License”) effective December 31, 2013 is made by and between ThermoGenesis Corp., a Delaware corporation (“ThermoGenesis”), and Cbr Systems, Inc., a Delaware corporation (“CBR”).

BACKGROUND

A.
ThermoGenesis and CBR entered into a Product Development and Supply Assurances Agreement dated August 14, 2006 (the “Original Product Agreement”), under which ThermoGenesis agreed to develop and manufacture a new AXP disposable and to assure the supply and availability of the AXP System and Processing Sets.

B.
The parties entered into a Technology License and Escrow Agreement dated June 15, 2010, as amended by the First Amendment dated February 6, 2013; the Extension Addendum dated July 26, 2013; and the Extension Addendum dated October 30, 2013 (the “License and Escrow Agreement”) to license and make available to CBR certain technical information for the limited purpose of allowing CBR to manufacture, upon a default of ThermoGenesis under the License and Escrow Agreement, certain products being sold to CBR.

C.
The Parties entered into a Sale and Purchase Agreement effective [Insert date], 2013 (the “Sale and Purchase Agreement”), under which ThermoGenesis agrees to sell, and CBR agrees to purchase the Products (as defined in the Sale and Purchase Agreement). Sale and Purchase Agreement supersedes the Original Product Agreement in its entirety.

D.
Simultaneously with the execution of the Sale and Purchase Agreement, the Parties agree to the terms of this Fourth Amended and Restated Technology License and Escrow Agreement, which is hereby incorporated into the Sale and Purchase Agreement.

NOW, THEREFORE, the parties agree as follows:

1)	Escrow Deposit.

a)
Initial Deposit. ThermoGenesis confirms that it has deposited, and will maintain in deposit for the duration of the Sale and Purchase Agreement, a complete description of all information and know-how that is required or useful for the manufacture of the Products, including but not limited to:

i)
Technical information, vendor lists, costing documents, engineering drawings, manufacturing and assembly SOPS, and related information, including that contained in the currently approved and released ThermoGenesis Device Master Record (“DMR”, as defined in 21 CFR 820.181),

ii)	A copy of 510(k) as originally submitted to the FDA,

iii)	A complete FOI copy of the 510(k) requested by the seller (copies requested by 510(k) owners are not redacted),

iv)	Copies of all correspondence to and from the FDA concerning the 510(k) during the FDA review process,

v)	Copies of all change orders for changes made to the device since FDA cleared the device,

vi)	Copies of all letters to file and completed safety and effectiveness assessments including FDA decision tree assessment forms for each change, and

vii)	A copy of the Design History File, with a technology escrow service mutually acceptable to ThermoGenesis and CBR (“Escrow Company”).

ThermoGenesis and CBR have selected Iron Mountain Intellectual Property Management, Inc. to serve as the Escrow Company pursuant to the terms of the Three Party Master Beneficiary Escrow Service Agreement by and among ThermoGenesis, CBR and Iron Mountain (“Escrow Agreement”), a copy of which agreement is attached as Exhibit A.  ThermoGenesis will determine the exact materials that need to be deposited into escrow (“Deposit Materials”).  ThermoGenesis shall provide a duly-executed officer’s certificate certifying that the Deposit Materials contain all the information and know-how required to manufacture the Products.    Representatives of CBR shall be entitled from time to time to verify the completeness of the deposit materials, pursuant to the terms of the Escrow Agreement, but shall not be entitled to copy the Deposit Materials.

b)
Supplemental Deposits.  ThermoGenesis agrees to supplement the Deposit Materials at least once in each six (6) month period from the effective date to incorporate any additions to or modifications of the technical information and know-how necessary to manufacture the Products.  At the time of deposit of such a supplement, ThermoGenesis shall provide to CBR an updated officer’s certificate as provided in paragraph 1(a) above.  The supplement and all previous deposits shall be available for verification by CBR as provided in paragraph 1(a) above.

2)
Assistance.  In the event of a Default (as defined below) by ThermoGenesis, ThermoGenesis agrees to timely provide to CBR the technical assistance and assistance with its vendors, suppliers, contractors and subcontractors that is required or useful to enable CBR to manufacture the Products.

3)
 Right to Purchase Product.  In the event of a Default by ThermoGenesis, ThermoGenesis agrees that CBR has the perpetual, irrevocable right to purchase Products directly from any manufacturer, sub-manufacturer, or retailer of Products.  This Section 3 expressly supersedes any restriction in the Sale and Purchase Agreement that limits CBR’s right to purchase the Products from a party other than ThermoGenesis.  ThermoGenesis agrees to support this purchase and provide any information or assistance reasonably required to give effect to this Section 3.

4)
Escrow Agreement.  ThermoGenesis and CBR agree to enter into the Escrow Agreement with Escrow Company to serve as the escrow holder of the Deposit Materials, to provide certain verification services and to release the Deposit Materials to CBR in the event that ThermoGenesis commits a Default.

a)	Capitalized terms used herein shall have the meanings set forth in this Article 4.

i)
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

ii)
“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

iii)
“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

b)	Each of the following events or conditions shall constitute a Default:

i)
Cash balance and short-term investments net of debt or borrowed funds of not less than Two Million Dollars ($2,000,000) at any month end, as confirmed by ThermoGenesis management within 20 days following any month end.  This clause will be eliminated upon the documented agreement of the parties if ThermoGenesis has received its targeted financing of $10 to $20 million.

ii)
Thermogenesis shall commence any case, proceeding or other action (x) under any existing or future Requirement of Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Thermogenesis shall make a general assignment for the benefit of its creditors;

iii)
There shall be commenced against Thermogenesis any case, proceeding or other action of a nature referred to in clause (a) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or

iv)	The Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due and payable.

5)
Appointment of Neutral to Determine Default.  ThermoGenesis shall immediately inform CBR of any Default, and CBR may immediately thereafter request release of the escrow materials.  In the event that CBR believes that ThermoGenesis is in Default, CBR shall provide written notice to ThermoGenesis of such default.  If the Default cannot be cured or if the cure is unsatisfactory to CBR, CBR may immediately thereafter request release of the escrow materials.  Either party may thereafter request binding arbitration with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) on the single issue of whether CBR is entitled to a release of the Deposit Materials to CBR.  The issue shall be determined by arbitration in San Mateo County, California before one arbitrator. In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.  If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.  Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The decision of JAMS shall be rendered within thirty (30) days after the request for arbitration.  If the arbitrator decides that CBR is entitled to a release of the Deposit Materials to CBR, the Deposit Materials shall be released to CBR immediately.

6)
Grant of Non-Exclusive License.  ThermoGenesis hereby grants to CBR a royalty-free, non-exclusive perpetual license to all intellectual property rights, technical information, and know-how required to have the Products manufactured for the sole and limited purpose of manufacturing and supplying the products for use by CBR.  This license includes all and any additions to or modifications of the technical information and know-how necessary to manufacture the Products through the date of any release from Escrow.  This license shall be non-transferable (other than in a change of control of CBR or ThermoGenesis), provided that CBR may grant a sublicense to a party to manufacture the Products, which sublicense shall be non-transferable and non-sublicensable.

7)
Covenant Not to Exercise License Rights; Limitations.  CBR shall not have the right to exercise its license rights under paragraph 6 of this License, to use the intellectual property rights, technical information, and know-how required to have the Products manufactured for the sole and limited purpose of manufacturing and supplying the products for use by CBR, unless the Deposit Materials are released to CBR as provided in paragraph 4 above.

8)
Covenant Not to Interfere with Contractual Relations.  ThermoGenesis covenants that it has no arrangements, and shall create no arrangements, that would interfere with, hinder or impede the ability of its vendors, suppliers, contractors or subcontractors to work with and/or provide products to CBR in the event of the occurrence of a Default.

9)
Bankruptcy.  In the event ThermoGenesis seeks or is involuntarily placed under the protection of the bankruptcy laws, Title XI, U.S. Code, and the trustee in bankruptcy rejects this Agreement, CBR hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this License.

10)	Notices.

If to ThermoGenesis:

ThermoGenesis Corp.

2711 Citrus Road

Rancho Cordova, CA 95742

Attn: Chief Executive Officer

If to CBR:

Cbr Systems, Inc.

Attn: General Counsel

1200 Bayhill Drive, Suite #301

San Bruno, California  94066

11)
Miscellaneous.  The Miscellaneous provisions in Section 22 of the Sale and Purchase Agreement shall apply to this License and are incorporated herein by this reference.  In the event of a conflict between this License and the Sale and Purchase Agreement, this License shall control.

The parties have caused this instrument to be executed by their duly authorized representatives, effective as of the day and year first above written.

Signed for and on behalf of:	Signed for and on behalf of:
THERMOGENESIS CORP.	CBR SYSTEMS, INC.
Signature: /s/ Dan T. Bessey	Signature : /s/ Geoffrey Crouse
Name: DAN T BESSEY	Name: GEOFFREY CROUSE
Title: Chief Financial Officer	Title: Chief Executive Officer

EXHIBIT A to Fourth Amended and Restated License and Escrow Agreement

Three-Party Escrow Service Agreement

Effective Date: July 30, 2010

Deposit Account Number: [*]

Parties: ThermoGenesis Corporation, Cbr Systems, Inc, and Iron Mountain Intellectual Property Management, Inc.

Exhibit 3

Quality Agreement

This Quality Agreement (“Quality Agreement”) is entered into by and between Cbr Systems, Inc. (“CBR”) and ThermoGenesis Corp. (“Thermo”).  The parties are simultaneously executing the Sale and Purchase Agreement (the “Sale and Purchase Agreement”) in which Thermo undertakes to provide post-warranty maintenance service on certain equipment as set forth in this Service Agreement.   This Quality Agreement is effective as of date signed by the parties below (the “Effective Date”).

1.	Inspection Process

[*]

2.	Change Control

a.	Any change to the Fit, Form or Function of a device or system requires a communication to the customer.

Fit: a change to how the product interfaces with other components of the system.

Form: a change to the look which can include shape, size, dimensions, weight, color or other visual changes

Function: a change to how the product is used or operates

b.	Communication will be supplied in advance of the change taking place in manufacturing and will be provided as an approved document as follows:

i.	Customer Notification (CN): A communication to the customer that involves the Fit or Form of the product.

ii.
Technical Service Bulletin (TSB): An instruction to the customer that involves the functionality of the product and requires actions for the distributor or end customer to complete. Typically augments the operator manual.

iii.
Report Summary (RS): A communication to the customer that provides information around the procedures and criteria that were used validate the updated or new product released. Typically augments the CN.

3.	Manufacturing

a.	ThermoGenesis to comply with ISO 13485 or corresponding quality system.

4.	Warranties

a.	Bag sets are under warranty until expiration date. Devices are under warranty for 12 months after delivery.

b.	Failures, as defined in attachment 1, are a breach of warranty.

c.	See attachment 1 for definitions of failures.

d.	Remedies for breach of warranty

i.
For catastrophic failures, or the occurrence of two critical failures that occur because of the same defect, a CIP is generated and the defective product is quarantined. Once the defect has been confirmed the product is either returned to Thermo or inspected by Thermo’s personnel. If returned, Thermo will provide a bag set credit for the remainder of the bag sets in that lot that have not been opened and reimburses CBR for any processing fees that are returned to the client. If Thermo recommends inspection, a formal inspection protocol must be submitted to CBR prior to inspection activities taking place. The protocol must also be accompanied by a detailed rational of how the protocol is able to detect the failure mode observed. Once reviewed by CBR, the inspection may be performed on the lot by Thermo personnel and a final inspection report will be provided to CBR prior to removing the lot from quarantine. A bag set credit will be provided for each bag culled as a part of the inspection process. Should the same lot experience the same failure mode in production after Thermo’s inspection, it is immediately rejected and returned to Thermo at Thermo’s expense. Thermo will provide a bag set credit for the remainder of the bag sets in that lot and reimburses CBR for any processing fees that are returned to the client.

ii.
For all other failures noted on the production line, a CIP is generated and Thermo provides a bag set credit for the failed bag set if the defect caused CBR to use an additional bag set to complete processing of the sample.

iii.
Defects found on the production line prior to processing, that would reasonably be expected to result in a failure in processing, will be treated the same as a failure. The suspect bag must be returned to Thermo for confirmation that the defect would have reasonably resulted in a failure.

5.	Overall Failure Rate Targets

a.	Failure rate targets are defined in Attachment 1.

b.	CBR will define the failure classification in the CIP reported to Thermo.

c.
Reliability/Failure rates will be calculated as a rolling 3month average each quarter and reported in the Joint Operating Committee Meetings.  If the actual failure rates exceed the target failure rates for any category, Thermo will provide a CBR with a plan (including time line) to achieve the target levels.

d.
The failure rates will be reviewed annually, in a meeting called by Thermo, with the intent of adjusting the reliability rates to a higher sigma level based on historical performance and improvements made in the product design or production processes. New failure rates would need to be agreed upon by ThermoGenesis and CBR executive management.

6.	AXP Device Repair Service and Processing Bag Set Failure Rates

a.
Under the AXP Device Repair Service Agreement, equipment repairs performed by ThermoGenesis ensure the devices operate within specifications and function as intended.  Any unresolved device defect or non-conformance in device function could compromise the systems integrity and its subsequent operation, and  may impact the overall performance and reliability rate of the AXP Processing Bag Set

b.
Were CBR to opt out and/or fail to actively maintain an annual AXP Device Repair Agreement in good standing for the duration of the Purchase and Sale Agreement, the performance of the AXP Processing Bag Set may potentially be compromised. If CBR fails to actively maintain an annual AXP Device Repair Agreement coterminous with the term of the Purchase and Sale Agreement the Reliability/Failure Rates and remedies for breach of warranty as described in the Quality Agreement are null and void and the Quality Agreement is no longer in effect.

7.	Term and Termination

a.
Term.  This Quality Agreement is effective as of the Effective Date and remains in effect during while the Sale and Purchase Agreement is in effect unless otherwise terminated in accordance with Section 7(b).

b.
Termination.  This Quality Agreement may be terminated by CBR with at least thirty (30) days’ written notice, unless it is being terminated simultaneously with the Sale and Purchase Agreement, in which case the termination shall coincide with the termination of the Sale and Purchase Agreement.  This Service Agreement may be terminated by Thermo with at least thirty (30) day’s written notice and opportunity to cure only for failure by CBR to pay device repair service fees under the Service Agreement.

8.	Miscellaneous

a.
The provisions of Section 22 of the Sale and Purchase Agreement are herein incorporated by reference.  In the event of a conflict between the terms of this Quality Agreement and the Sale and Purchase Agreement, the Sale and Purchase Agreement shall control.

Signed for and on behalf of:	Signed for and on behalf of:
THERMOGENESIS CORP.	CBR SYSTEMS, INC.
Signature: /s/ Dan T. Bessey	Signature: /s/ Geoffrey Crouse
Name: DAN T BESSEY	Name: GEOFFREY CROUSE
Title: Chief Financial Officer	Title: Chief Executive Officer

Quality Agreement: Attachment 1

Failure Classification	Definition	Action Trigger	Action taken with the lot	Action taken with the Process	Reliability Rate (%)	Failure Rate (1 per)	PPM	Sigma Level
CATASTROPHIC	Any defect that results in, or has a reasonable potential to result in1, [*] of preprocessing collection volume or [*] post processing final product loss.	[*] occurrence in the lot	Lot quarantined, lot replaced or inspected4	CAPA	[*]	[*]	[*]	[*]
CRITICAL	Any defect that has the potential to reasonably result in compromising the sterility of the cord blood unit or an external leak which results in [*] loss of the collection volume.	[*] occurrences of [*] within the lot	Lot quarantined, lot replaced or inspected4	CAPA	[*]	[*]	[*]	[*]
MAJOR	Any defect not involving a leak that causes reprocessing or significant disruption to the workflow.	Exceeds the Failure rate (rolling [*])	None or at discretion of ThermoGenesis	CAPA	[*]	[*]	[*]	[*]
MINOR	All other defects	Exceeds the Failure rate (rolling [*])	None or at discretion of ThermoGenesis	Corrective Action as appropriate	[*]	[*]	[*]	[*]
Note:
1.
“has a reasonable potential to result in” applies to defects discovered by CBR prior to processing, but when inspected by or tested  by ThermoGenesis it is obvious the defect would have resulted in a catastrophic or critical failure on the line.

2.	Small Pillow and Large Pillow internal leaks are not failures.
3.	Leaks from the stopcock (except the freezing bag port connection) are processing volume losses.
4.	Per section 4. d. i.